Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-222672 and 333-222672-01

Amendment No. 1 to the Preliminary Pricing Supplement dated September 19, 2019 to the Prospectus and Prospectus Supplement, each dated April 5, 2018, the Underlying Supplement No. 1-I dated April 5, 2018 and the Product Supplement No. 4-I dated April 5, 2018

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Digital Equity Notes due 2021
(Linked to the S&P 500® Index)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated September 19, 2019 related to the notes referred to above with the CUSIP and ISIN referred to below (the “preliminary pricing supplement”), the trade date and the original issue date (settlement date) for the notes are set forth below:

Trade date: on or about October 1, 2019

Original issue date (settlement date): on or about October 8, 2019

In addition, the second sentence under “Summary Information — Secondary Market Prices of the Notes” in the preliminary pricing supplement is deemed to be replaced in its entirety by the following sentence:

“In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through January 2, 2020.”

CUSIP no.: 48132FNM4

ISIN no.: US48132FNM40

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page PS-10 of the accompanying product supplement, “Risk Factors” on page US-1 of the accompanying underlying supplement and “Selected Risk Factors” on page PS-12 of the preliminary pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the preliminary pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

•	Preliminary Pricing Supplement dated September 19, 2019:

http://www.sec.gov/Archives/edgar/data/19617/000095010319012504/dp112974_424b2-3p1752.htm

•	Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

•	Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment No. 1 dated September 30, 2019